Exhibit 99.1

VIASPACE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

PASADENA, CA —November 14, 2008—VIASPACE Inc. (OTCBB: VSPC), a company that transforms proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions, announced today its financial results for the quarter ending September 30, 2008.

Commenting on third quarter results, Dr. Carl Kukkonen, CEO of VIASPACE said, “The Company reported higher revenues and higher gross profit on a quarter to quarter basis. Sales of our HS-1000 VIASENSOR, a state of the art, laser-based humidity detection instrument, and revenue from our Ionfinity U.S. Army Phase II contract contributed to the improvement in revenues. We also experienced several milestones during the quarter and afterwards.

Dr. Kukkonen further stated, “On October 28, 2008, we announced the acquisition of a majority interest in Inter-Pacific Arts Corp. (“Inter Pacific”), a company with unaudited 2007 revenues of approximately $5 million and net income of $1.2 million. For its six months ended June 30, 2008, Inter Pacific had unaudited revenues of approximately $2.5 million and unaudited net income of approximately $0.6 million. In addition, as of the date of the closing of the acquisition, Inter Pacific is to have $3 million in cash and equivalents as defined in the acquisition agreement. Inter-Pacific, in addition to its profitable consumer products business, also has a worldwide license to grow and sell an ultra-fast-growing hybrid grass to be used for the production of biofuels and livestock feed. Inter-Pacific has initiated commercial farming of the high-yield grass in China where markets for both sustainable biofuels and animal feed are growing rapidly. VIASPACE intends to accelerate development of the biofuel and feed business, and expects that this business will become a major revenue driver for the Inter-Pacific subsidiary.”

Dr. Kukkonen continued, “On October 21, 2008, we also reported that our Ionfinity subsidiary was awarded a $786,000 two year Phase II contract for its proposal entitled “Miniature Electronic Sniffer for Navy Vertical Take off Unmanned Aerial Vehicles (VTUAVs)” submitted to the United States Navy Small Business Technology Transfer (STTR) Program. We expect to see revenues from this effort beginning in the fourth quarter of 2008. This competitively selected two year contract will result in a field demonstration of high sensitivity detection and analysis capability for chemical, explosive, and illegal drug residues in the holds and storage bays of suspect vessels. In addition to developing products for the $55 billion security industry, the new sensor technology is expected to have commercial applications in environmental monitoring, agriculture and medicine. In addition, we have continued to see a substantial increase in the number of contacts to our Direct Methanol Fuel Cell subsidiary from several major fuel cell manufacturers concerning design of fuel cell cartridges for their liquid fuel cell efforts.”

Revenues for the third quarter of 2008 were $166,000, as compared with $88,000 in the same quarter of 2007. Gross profit for the third quarter of 2008 was $59,000 compared with $24,000 for the comparable quarter of 2007.

Operating expenses for the third quarter of 2008 were $3,648,000 compared to $1,759,000 in the same quarter of 2007. Third quarter of 2008 operating expenses included $997,000 in research and development expense and $2,651,000 in selling, general and administrative expense. In the third quarter of 2007, there was $381,000 in research and development expense and $1,378,000 in selling, general and administrative expense.

Included in operating expenses for the third quarter of 2008 was $3,344,000 of non-cash stock option, warrant, restricted stock and other operating expenses paid in stock as compared with $887,000 of non-cash stock related expenses for the same period in 2007.

Loss from operations for the third quarter of 2008 was $3,589,000 compared to $1,735,000 in the same quarter of 2007. Other income/expense including minority interest in consolidated subsidiaries was income of $57,000 for the third quarter of 2008 compared to income of $162,000 for the same period in 2007. Net loss was $3,537,000 for the third quarter of 2008, compared to net loss of $1,581,000 for the same quarter of 2007. The Company’s loss per basic and fully diluted share was $0.01 in both the third quarter of 2008 and third quarter of 2007.

About VIASPACE: Originally founded in 1998 with the objective of transforming proven space and defense technologies from NASA and the Department of Defense into hardware and software solutions that solve today’s complex problems, VIASPACE benefits from important patent and software licenses from Caltech, which manages NASA’s Jet Propulsion Laboratory. VIASPACE is also focused on green energy through a license for fast-growing grass as a feedstock for nonfood crop biofuels, and with current grass markets, as feed for dairy cows, pigs, sheep, goats, fish and other animals. For more information, please see www.VIASPACE.com or contact Dr. Jan Vandersande, Director of Communications, at 800-517-8050 or IR@VIASPACE.com.

Press contact: Dr. Carl Kukkonen 626-768-3360

This news release includes forward-looking statements. These forward-looking statements relate to future events or our future performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Such factors include without limitation the risks outlined in our periodic filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-KSB, for the fiscal year ended December 31, 2007, as well as general economic and business conditions, the ability to acquire and develop specific projects and technologies, the ability to fund operations, changes in consumer and business consumption habits, competition with larger companies, demand for biofuels and animal feed, particularly in China, risks associated with international transactions, crop development, growing, and harvesting related risks, and other factors over which VIASPACE has little or no control.